Exhibit 10.1
SEPARATION AGREEMENT AND RELEASE
THIS CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE (this “Agreement”), dated as of August 1, 2011, is made and entered into by and between Afshin Yazdian (the “Executive”) and iPayment, Inc. (the “Company”).
WHEREAS, the Executive and the Company have agreed that the Executive’s employment with the Company will end on December 31, 2011 (the “Separation Date”) subject to the terms of this Agreement; and
WHEREAS, the Executive and the Company desire to settle fully and finally all matters between them, including but in no way limited to any matters that may arise out of Executive’s employment with the Company and his separation therefrom.
NOW, THEREFORE, in consideration of the covenants and mutual promises herein contained, it is agreed as follows:
1.	Separation. Effective of August 12, 2011, the Executive hereby resigns from the position of General Counsel of the Company and all other positions with the Company and its affiliates, except that the Executive shall continue to remain as an at-will employee of the Company subject to the terms and conditions of this Agreement. The Executive acknowledges that, from and after August 12, 2011, the Executive shall no longer be an officer of the Company or any of its affiliates and therefore no longer authorized to enter any agreements on behalf of any such entity. In addition, the Executive acknowledges that, from and after the Separation Date, the Executive shall no longer be authorized to conduct business on behalf of the Company or any of its affiliates.
2.	Duties until Separation Date. Subject to this Section 2, the Company agrees to continue to employ the Executive from the date of this Agreement until the Separation Date, with the expectation that the Executive will reasonably assist the Company with (i) the closing of the Company’s office in Nashville, Tennessee, (ii) other matters that the Executive is currently engaged in on behalf of the Company and (iii) other projects assigned to the Executive by the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of the Company. In consideration of such services, the Company shall pay the Executive a base salary during such period at his current rate of $275,000 per year and shall provide the Executive with the benefits that he is currently receiving from the Company (except that the Executive shall not incur any material expense under the Company’s expense reimbursement policy without the advance approval of the Company).
a)	From August 12, 2011, until the Separation Date, the Executive shall perform duties consistent with the duties he historically performed for the Company, with his hours of employment to be progressively reduced as follows: the Executive shall work full time until August 31, 2011; three-quarters of his full time schedule from September 1, 2011, until September 30, 2011; half of his full time schedule from October 1, 2011, until October 31, 2011; and as needed, approximately 10 hours per week, from November 1, 2011, until December 31, 2011.

b)	The Executive may terminate his employment with the Company at any time prior to the Separation Date for any reason or no reason, in which event the Executive shall not be entitled to severance pay and shall only be entitled to (i) any base salary that was accrued but unpaid as of the date that the Executive elects to terminate his employment and (ii) any accrued but unused vacation days as of such date. For avoidance of doubt, while the Executive is employed with the Company, he shall not commence to provide services to or on behalf of any other person of entity, although he shall be free to pursue future job opportunities.

c)	The Company may terminate the Executive’s employment at any time prior to the Separation Date for any reason or no reason, in which event the Company (i) shall pay the Executive severance pay in the form of base salary continuation on normal payroll dates through the Separation Date and (ii) shall provide the Executive with continued medical coverage and other benefits through the Separation Date as customarily provided to employees whose employment has terminated without cause; provided, that if the Company terminates the Executive’s employment for cause (e.g., misconduct, or willful violation of a material Company policy), the Executive shall not be entitled to such severance pay or continued benefits.

d)	The Company shall pay to the Executive on the next regular payroll date following the Separation Date (i) any base salary that was accrued but unpaid as of the Separation Date and (ii) any accrued but unused vacation days as of the Separation Date. Receipt of this payout is not contingent upon the Executive’s execution of this Agreement. For avoidance of doubt, the Executive shall also be entitled to COBRA coverage following the Separation Date subject to the Executive’s enrollment therein and payment of the applicable premiums. The Executive acknowledges that withholding shall occur as to all payments and benefits provided for in this Agreement that are subject to withholding.

e)	In the event that the Executive’s employment terminates prior to the Separation Date for any reason, the acknowledgment contained in the last sentence of Section 1 shall be effective as of such earlier date.

3.	Release by the Executive. In exchange for the commitments and promises of the Company contained in this Agreement, the Executive fully and forever releases and discharges the Company and its affiliates, as well as the current and former directors, officers, employees, agents, benefit plans, fiduciaries, insurers or other agents of those plans of each of them, and all predecessors, successors and assigns of these entities and individuals (the “Company Released Parties”), from any and all actions, causes of action, covenants, contracts, claims, demands, suits and liabilities whatsoever (both known and unknown) in any jurisdiction worldwide which the Executive ever had, now has, or which his heirs, executors, administrators, and assigns now have, or any of them hereafter can, shall, or may have against any Company Released Party as of the date on which he signs this Agreement. These claims against any Company Released Party include without limitation:
a)	Any and all claims arising out of or in any way related to the Executive’s employment with the Company, the terms and conditions of his employment with the Company, and the termination of his employment with the Company;

b)	Any and all claims arising under any federal, state, national or local law, statute, ordinance, regulation, or executive order that prohibits employment discrimination, harassment or retaliation based on race, national origin, ancestry, color, creed, religion, sex, sexual orientation, marital status, age, disability, handicap, medical condition or veteran status or any other characteristic protected by law including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Sections 503 and 504 of the Rehabilitation Act, the Americans with Disabilities Act, the Rehabilitation Act of 1973, and Executive Order 11246;

c)	Any and all claims under any other federal, state, national or local law that restricts the termination of employment or that otherwise regulates employment, including (to the extent permitted by law), but not limited to, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, any wage payment and collection law, the Sarbanes-Oxley Act of 2002 and any law protecting “whistleblowers”;

d)	Any and all claims under contract, tort or common law, including, but not limited to, claims for wrongful or constructive discharge, personal injury, intentional or negligent infliction of emotional distress, fraud, negligent hiring/supervision, defamation, invasion of privacy, interference with contract or with prospective economic advantage, breach of express or implied contract, breach of covenants of good faith and fair dealing and/or any other wrongful conduct, including specifically, any claims arising out of any legal or contractual restriction on the Company’s right to terminate its employees; and

e)	Any and all claims for wages, bonuses, stock or stock options, equity interests, deferred compensation, disability benefits, termination indemnities, severance, notice pay and attorneys’ fees, whether under applicable law or any plan, practice or policy maintained by the Company or any affiliate thereof in the United States or elsewhere.
The Executive affirms that he has no information not previously disclosed to the Company which would form the basis of a claim of fraudulent or illegal activity by the Company.
The Executive acknowledges that the release in this Agreement shall not include any claim that he might have to enforce this Agreement or the Indemnification Agreement, dated as of May 12, 2003 (the “Indemnification Agreement”), to which the Executive and the Company are parties, or any claim for acts which may arise or occur after he signs this Agreement or any claim that is not subject to waiver as a matter of law.
4.	Release by the Company. In exchange for the commitments and promises of the Executive contained in this Agreement, the Company, on behalf of itself and its affiliates, fully and forever releases and discharges the Executive and his heirs, executors, administrators, and assigns (the “Executive Released Parties”), from any and all actions, causes of action, covenants, contracts, claims, demands, suits and liabilities whatsoever (both known and unknown) in any jurisdiction worldwide which the Company or any of its affiliates ever had, now has, or any of them hereafter can, shall, or may have against any of the Executive Released Parties as of the date on which the Company signs this Agreement; provided that there shall not be released hereunder claims that the Executive has engaged in a crime or an act of willful misconduct.
5.	Non-disparagement. The Executive shall not make any statements, directly or indirectly, to any third party that are intended to, or could reasonably be expected to, damage the business or reputation of any Company Released Party. The Company shall not, and shall use its reasonable best efforts to cause each of its executive officers and directors to not, make any statements in their official capacities to any third party (other than to its attorneys, who must agree not to repeat such statements) that are intended to, or could reasonably be expected to, damage the Executive’s business or reputation. Nothing in this Section 5 shall be interpreted, however, to preclude either party (or, in the case of the Company, its affiliates, officers and directors) from making any truthful statements about the other to the extent (i) required by applicable law or regulation, in connection with any litigation (regardless of whether between the parties), (ii) required in the course of any regulatory or administrative inquiry, review or investigation, or (iii) made in response to a disparaging statement made by the other party or, in the case of the Executive, an executive officer or director of the Company.

6.	Announcement. The Executive shall be provided with a reasonable opportunity to review and offer comments on the announcement of the Executive’s departure, and the Company shall give due consideration to any comments so offered; provided that the Company may accept or not accept any comments offered by the Executive in its discretion.
7.	Non-Admission of Liability. This Agreement shall not in any way be construed as an admission on the part of the Company or the Executive that they wrongfully or in any manner or fashion whatsoever violated any law or obligation to each other or to any third party. The Company specifically denies that it has violated any law or obligation relating to its employment of the Executive and/or Executive’s separation from employment.
8.	Promise Not to Sue. Except for the Executive’s right to file a lawsuit to enforce this Agreement or the Company’s right to enforce the exceptions to the release of claims contained in Section 4, each party hereto agrees, promises, and covenants that, to the maximum extent permitted by law, neither that party, nor any person, organization, or other entity acting on that party’s behalf has filed or will file, charge, claim, sue, or cause or permit to be filed, charged, or claimed, any action for damages or other relief (including injunctive, declaratory, monetary, or other relief) against the Company Released Parties (if “that party” is the Executive) or the Executive Released Parties (if “that party” is the Company) involving any matter occurring in the past, or involving or based upon any claims, demands, causes of action, obligations, damages, or liabilities, in each case which are subject to this Agreement. Each party also gives up the right to any remedies that he or it could otherwise receive, if someone else files a lawsuit against the Company Released Parties (if such party is the Executive) or the Executive Released Parties (if such party is the Company) on his or its behalf.
9.	Miscellaneous. This Agreement, the Employee’s Non-Disclosure Agreement, dated as of March 1, 2001 (the “Non-Disclosure Agreement”), to which the Executive and iPayment Technologies, Inc. are parties and the Indemnification Agreement set forth the entire agreement and understanding between the Company and the Executive and supersede any and all prior and contemporaneous agreements or understandings between them, whether oral or in writing. The parties agree that this Agreement shall be governed by the laws of Tennessee. The Executive acknowledges that he has relied on no statements, promises or representations of any kind whatsoever, other than those set forth herein, in agreeing to be bound by this Agreement. All provisions and portions of this Agreement are severable. Should any provision be determined invalid by a court of competent jurisdiction, the parties agree that this shall not affect the enforceability of the other provisions of the Agreement and parties shall negotiate the provision(s) deemed invalid in good faith to effectuate its/their purpose and to conform the provision(s) to law.

10.	Confidentiality of this Agreement. The parties agree that the existence and terms of this Agreement shall constitute “Confidential Information” within the meaning of the Non-Disclosure Agreement and shall use their best efforts to maintain the confidentiality of this Agreement, except for disclosure that is required by law, or disclosure by the Executive to his legal and financial advisors.
11.	Attorney Review. The Executive acknowledges that the Company has advised him to consult with an attorney regarding this Agreement. The Executive represents and agrees that he fully understands his right to discuss all aspects of this Agreement with his attorney and that he has carefully read, fully understands and voluntarily enters into this Agreement.
12.	Effective Date. This Agreement will become effective and irrevocable on the first day on which it has been executed by both of the parties.
IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have hereunto set their hands.

/s/ Afshin Yazdian
Afshin Yazdian

August 1, 2011
Date

On behalf of the Company:

/s/ Mark C. Monaco
Name: Mark C. Monaco
Title: Chief Financial Officer

August 1, 2011
Date

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